================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  NETMED, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                  NETMED, INC.









                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   TO BE HELD

                                  MAY 18, 1998

                                       AND

                                 PROXY STATEMENT








--------------------------------------------------------------------------------

                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                                  NETMED, INC.
                               6189 Memorial Drive
                               Dublin, Ohio 43017


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                                                                  April 15, 1998

To Our Shareholders:

         The Annual Meeting of Shareholders of NetMed, Inc. (the "Company") will be held at the Wyndham Dublin Hotel, located at 600 Metro Place North, Dublin, Ohio 43017, on Monday, May 18, 1998, at 10:00 a.m. local time, for the following purposes:

         (1) To elect three Class II Directors of the Company to serve for a two-year term expiring at the 2000 Annual Meeting of Shareholders.

         (2) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year.

         (3) To transact any other business which may properly come before the meeting or any adjournment thereof.

         Holders of record of the Company's common shares at the close of business on March 31, 1998, will be entitled to vote at the Annual Meeting of Shareholders.

         You will be most welcome at the meeting, and we hope you can attend. Directors and officers of the Company and representatives of its independent public accountants will be present to answer your questions and to discuss the Company's business.

         We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person and your proxy will not be used.



                                             By Order of the Board of Directors,

                                             David J. Richards
                                             President




--------------------------------------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
--------------------------------------------------------------------------------

                                  NETMED, INC.
                               6189 Memorial Drive
                               Dublin, Ohio 43017
                          -----------------------------

                                 PROXY STATEMENT

                          -----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 18, 1998

                          -----------------------------

         This Proxy Statement is furnished to the shareholders of NetMed, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on May 18, 1998, at the Wyndham Dublin Hotel, Dublin, Ohio 43017, and at any adjournment thereof (the "Annual Meeting"). The enclosed proxy is solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed proxy will be first sent or given to the Company's shareholders on approximately April 15, 1998.

         The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. Representatives of the Company may solicit proxies by mail, telegram, telephone, or personal interview.

         The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Company prior to the Annual Meeting. If no direction is made to the contrary, the proxy will be voted FOR each nominee for director named herein; FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year 1998; and, at the discretion of persons acting under the proxy, to transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Company prior to the Annual Meeting. Shareholders who attend the Annual Meeting may vote in person and their proxies will not be used.

         Holders of record of the Company's common shares, without par value ("Common Shares") at the close of business on March 31, 1998, will be entitled to vote at the Annual Meeting. At that time, the Company had 11,334,169 Common Shares outstanding and entitled to vote. Each Common Share outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

         The presence, in person or by proxy, of holders of a majority of the outstanding Common Shares of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically includes the election of directors.

         The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of Common Shares at a meeting at which a quorum is present. Proxies that are marked "Withhold Authority" and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus will have no effect. Each other matter to be submitted to the shareholders for approval or ratification at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Shares present and entitled to vote on the matter. For purposes of determining the number of Common Shares voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.


                              ELECTION OF DIRECTORS

         The Company's Regulations provide for a classified board of directors consisting of two classes, unless there are nine (9) or more directors, in which case there will be three classes. There are currently seven (7) directors, therefore there are two classes of directors. Each class of directors consists, as nearly as practical, of one-half of the total number of directors.

         The Board of Directors proposes the election of three members of Class II at the Annual Meeting. Robert J. Massey and James F. Zid are currently Class II Directors and are being nominated by the Board of Directors for re-election as Class II Directors. John P. Kennedy, currently a Class II Director, has declined nomination for election to serve an additional term, and the Board of Directors has nominated Susan M. O'Toole for election to the seat being vacated by Mr. Kennedy. The nominees for Class II Director, if elected, will serve for a two-year term expiring at the 2000 Annual Meeting of Shareholders. Three incumbent Class I Directors will continue in office.

         It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Mr. Massey, Mr. Zid and Ms. O'Toole as Class II Directors. In the event that any nominee for director should become unavailable, the number of directors of the Company may be decreased pursuant to the Regulations, or the Board of Directors may designate a substitute nominee, in which event the Common Shares represented by the enclosed proxy will be voted for such substitute nominee.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

         The following table sets forth for the nominee and each continuing director of the Company, such person's name, age, and his or her position with the Company:

                                                 CLASS II DIRECTORS
                                        (NOMINEES FOR TERMS EXPIRING IN 2000)

                     NAME                            AGE                     POSITION
                     ----                            ---                     --------
               Susan M. O'Toole                       48                Nominee for Director

               James F. Zid                           64                     Director

               Robert J. Massey                       52                     Director

                                                  CLASS I DIRECTORS
                                              (TERMS EXPIRING IN 1999)

                     NAME                            AGE                     POSITION
                     ----                            ---                     --------
               David J. Richards                      46                 President, Director

               S. Trevor Ferger                       43                     Director

               Cecil J. Petitti                       44                     Director

               Michael S. Blue, M.D.                  43                     Director

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND NOMINEES FOR DIRECTOR

         David J. Richards, a founder of the Company, has served as President and director of the Company since its inception. From 1981 until commencing employment with the Company, Mr. Richards was a practicing attorney and, from 1983, a partner, in the law firm of Crabbe, Brown, Jones, Potts & Schmidt in Columbus, Ohio. From 1985 through 1994, Mr. Richards was engaged in real estate development as President of Sunset Development, a multi-family housing developer. Mr. Richards has an accounting degree from Wright State University, and earned his Juris Doctor degree from The Ohio State University College of Law in 1977.

         John P. Kennedy is also a founder of the Company and has served as an officer and director since its inception. Mr. Kennedy is currently Vice President - Business Development. Until December 31, 1996, Mr. Kennedy was of counsel with the law firm of Crabbe, Brown, Jones, Potts & Schmidt in Columbus, Ohio, where he was a partner from 1986 to 1994. Mr. Kennedy has been a Columbus, Ohio City Councilman since 1988, was President of Council from 1994 to 1996, and is a director of Pugh Shows, Inc. Mr. Kennedy has a Bachelor of Arts in Finance from the University of Bridgeport, Bridgeport, Connecticut and earned his Juris Doctor from The Ohio Northern University College of Law in 1978.

         S. Trevor Ferger is President of Ferger & Associates, a sales consulting firm. He started his career with Procter & Gamble and had sales management responsibilities in Atlanta, Georgia; Jacksonville, Florida; and Raleigh, North Carolina. After obtaining an MBA Degree from Xavier University in Cincinnati, he started a sales and marketing firm specializing in the sales and marketing of consumer goods to grocery stores, which merged into Acosta Sales of Jacksonville, Florida in October of 1996.

         Cecil J. Petitti has been co-owner of Chaney & Petitti Insurance Agency located in Dublin, Ohio since 1984. Chaney & Petitti specialize in multiple insurance products, including medical insurance. Prior to merging with the Chaney Group, Mr. Petitti was associated with the Burke, Kendall & Petitti Insurance Agency. Mr. Petitti is also President of NetWalk, Inc., a Columbus-based Internet service provider, and CallTech Communications, Inc., a company providing telemarketing services and customer care outsourcing. Mr. Petitti earned a Bachelor of Arts degree in Education from The Ohio State University. Mr. Petitti has been a director of the Company since June, 1994.

         Michael S. Blue, M.D. has been a practicing physician since 1980. Dr. Blue graduated from Miami University of Ohio in 1976 with a Bachelor of Science in Zoology and graduated from The Ohio State University with a Doctor of Medicine in 1979. Dr. Blue has been President of Phoenix Group International, Ltd. and North American International Trade Group, Inc. since 1994 and 1992, respectively. He has also been Secretary/Treasurer and member of the Board of Directors of Columbus Oilfield Exploration, Inc. since 1987. Dr. Blue has been a director of the Company since December 1996.

         Robert J. Massey has served on the Board of Directors of the Company since January, 1997. He is currently President of RJM & Associates, a Columbus, Ohio based consulting firm, and a principal in CallTech Communications, Inc., a company providing telemarketing services and customer care outsourcing. Prior to his affiliation with these businesses, he was President, Chief Executive Officer and a director of CompuServe Corporation, culminating an over twenty year career with the firm as an executive with responsibilities in sales, marketing and general management. Mr. Massey is a director of Hublink, Inc., a Columbus-based software company, and serves on various advisory boards, including that of Gray Peak Technologies, a New York City-based network technologies consulting firm. He is a graduate of Holy Cross College, Worchester, Massachusetts and received an MBA in Finance from Syracuse University.

         Susan M. O'Toole is a nominee for election to the Board of Directors. Ms. O'Toole is Executive Vice President and advisory board member of Retail Apparel Group, Inc., a privately-held retail apparel company based in Cleveland, Ohio. From 1987 to 1996, Ms. O'Toole was a senior operating executive with The Limited, Inc. in Columbus, Ohio, serving as President of its Limited Too division from 1993-1996. Prior to joining The Limited, Ms. O'Toole was Executive Vice President of Seifert's, a specialty retailer, from 1971 to 1987.

         James F. Zid has served on the Board of Directors of the Company since February, 1997. Mr. Zid retired as the managing partner of the Columbus office of Ernst & Young LLP in 1993. Mr. Zid currently serves on the Board of Directors of Neoprobe Corporation and Central Benefits Insurance Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company had a total of five meetings during the year ended December 31, 1997. During 1997, each of the directors attended 75% or more of the total number of (i) meetings of the Board, and (ii) meetings of committees of the Board on which such director served. Directors who are not employees of the Company received no cash compensation or expense reimbursement for their services. In 1997 and prior years, non-employee directors received stock options as compensation for their services.

         The Board of Directors has an Audit Committee consisting of Messrs. Richards, Blue and Ferger and a Compensation Committee consisting of Messrs. Blue, Petitti, and Massey. The Audit Committee is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee has the authority and responsibility to determine and administer the Company's officer compensation policies and to establish the salaries for executive officers, the formula for bonus awards to executive officers, and the grant of stock options to executive officers and other key employees under the Company's 1995 Amended and Restated Stock Option Plan (the "Option Plan").

EXECUTIVE OFFICERS

         In addition to David J. Richards and John P. Kennedy, the following persons are executive officers of the Company:

         Kenneth B. Leachman, age 44, was elected as Vice President of Finance in October 1996. Mr. Leachman has held various financial management positions with several technology based companies, including Corporate Controller for Goal Systems International from 1989 to 1991 and as Chief Financial Officer of Sarcom, Inc. from 1992 to 1994. Mr. Leachman has a Bachelor of Science degree in accounting from The Ohio State University in 1975 and earned his CPA certificate from the State of Ohio in 1977.

         William J. Kelly, Jr., age 46, was elected as Vice President, General Counsel and Secretary in July 1997. Prior to joining the Company, he practiced law with the firm of Porter, Wright, Morris & Arthur in Columbus, Ohio, where he was a partner since 1983. Mr. Kelly earned a Bachelor of Arts degree from The Ohio State University in 1973, and a Juris Doctor degree from The Ohio State University College of Law in 1976.

         Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Company.

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer, and the only other executive officers whose combined salary and bonus exceeded $100,000 for the fiscal year ended
December 31, 1997 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                         ANNUAL COMPENSATION         COMPENSATION
                                                    -------------------------------  ------------
                                                                                        AWARDS
                                                                                     ------------
     NAME AND PRINCIPAL POSITION           YEAR        SALARY           BONUS         SECURITIES       ALL OTHER
                                                         ($)             ($)          UNDERLYING      COMPENSATION
                                                                                        OPTIONS         ($)(1)
                                                                                          (#)
---------------------------------------   --------  --------------  ---------------  --------------  ---------------
David J. Richards, President and           1997       $200,000         $50,000          150,000         $16,259
Chief Executive Officer                    1996       $125,000       $100,000(2)           0            $ 9,338
                                           1995       $125,000            0                0            $12,228

John P. Kennedy, Vice President-           1997       $147,500            0             102,000         $12,097
Business Development

Kenneth B. Leachman, Vice                  1997       $100,000            0             50,000           $8,004
President-Finance and Chief Financial
Officer

(1) Includes matching contribution to the Company's 401(k) Plan, car allowance and excess group term insurance.

(2) Consists of a $50,000 cash bonus for 1995, which was paid in 1996 and $50,000 represented by the forgiveness of indebtedness to the Company, which was approved by the Board of Directors in 1995 and conditioned on completion of the merger described below under "Certain Relationships and Related Party Transactions."





                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                       OPTION GRANTS IN LATEST FISCAL YEAR

     The following table provides certain information regarding stock options granted during 1997 to each of the Named Executive Officers.




                                      INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------  --------------
             (A)                   (B)          (C)         (D)          (E)          (F)            (G)
            NAME                            % OF TOTAL
                                OPTIONS       OPTIONS     EXERCISE     MARKET      EXPIRATION    GRANT DATE
                                GRANTED     GRANTED TO    PRICE       PRICE ON        DATE         PRESENT
                                   (#)       EMPLOYEES     ($/SH)    GRANT DATE                  VALUE ($)(1)
                                             IN FISCAL                 ($/Sh)
                                               YEAR
                                ----------  ------------  ---------  ------------  -----------  --------------
David J. Richards(2)               50,000         11.63     $ 6.94      $6.94        4/1/07          $143,500
                                   50,000         11.63     $10.00      $6.94        4/1/07          $106,000
                                   50,000         11.63     $12.00      $6.94        4/1/07          $ 88,500

John P. Kennedy(3)                100,000         23.26     $ 7.01      $9.63       1/30/07          $540,000
                                    2,000          0.46     $ 8.40      $9.63       2/18/07          $  9,720

Kenneth B. Leachman(4)             50,000         11.63     $ 5.95      $9.63       12/10/06         $276,500


(1) The amounts under the column labeled "Grant Date Present Value ($)" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's Common Shares. Such amounts are calculated by application of the Black-Scholes option pricing formula, which yields a valuation based upon certain assumptions, including that the price volatility of the stock will follow historic patterns and that the option holders hold the options granted for their full term. The actual realizable value of the options will vary in accordance with the market price of the Company's Common Shares and may differ substantially from the value produced by application of the formula. As of the date of this Proxy Statement, the exercise prices of all of the options referenced in this table substantially exceed the current market value of the Company's Common Shares, and the market price of the Company's Common Shares would have to increase substantially over the term of these options for them ever to have any realizable value.

(2) Mr. Richards' options were granted effective April 1, 1997, pursuant to the terms of his employment agreement, which is described below. Each 50,000 tranche vests following the completion of a year of employment during the three year term of the employment agreement.

(3)      The 100,000 grant of options to Mr. Kennedy was made effective
         January 30, 1997 in connection with his becoming an employee, and vest at the rate of 25,000 options for the completion of each full year of employment with the Company. The grant of 2,000 options was made for service as a Director during 1996.

(4) The grant of options to Mr. Leachman was made effective December 10, 1996, in connection with his becoming an employee, and vest at the rate of 12,500 options for the completion of each full year of employment with the Company.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides certain information regarding the number and value of stock options held by the Named Executive Officers at December 31, 1997.


                                                            NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                         OPTIONS AT FISCAL YEAR-END         FISCAL YEAR-END ($)(1)
                                                                     (#)
                                                        ------------------------------  -------------------------------
                              SHARES         VALUE
          NAME               ACQUIRED      REALIZED($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                                ON
                             EXERCISE
                                (#)
--------------------------  -----------   ------------  --------------  --------------  --------------   --------------
David J. Richards               -              -           287,020            -           $342,153             -

John P. Kennedy                 -              -            16,000            -           $ 11,000             -

Kenneth B. Leachman             -              -              -               -               -                -

(1) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at year end ($2.25 on December 31, 1997). An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive no cash compensation or expense reimbursement for their services, but receive stock options as compensation for their services. The exercise price for options granted in 1996 and prior years ranges from $3.25 to $11.00 per share. In February 1997, each non-employee director received options to purchase 2,000 common shares, exercisable at $8.40 per share, in consideration of their services during 1996. Such options are currently exercisable and will terminate 10 years from the date of grant. Subsequently, Messrs. Ferger, Petitti and Blue were each granted options for 20,000 shares (exercisable at $7.54 per share), and Mr. Massey was granted options for 25,000 shares (exercisable at $6.16 per share). The latter options were granted in consideration for service during 1997, 1998, and 1999, will vest at the rate of one-third of the shares at the end of each year, and will terminate 10 years from the date of grant.

EMPLOYMENT CONTRACTS WITH NAMED EXECUTIVE OFFICERS

         Effective April 1, 1997, the Company entered into an employment agreement with Mr. Richards, its President and Chief Executive Officer. The Agreement is for a term of three years, and provides for annual base salary of $225,000 during the term. In addition to the base salary, the agreement provides that Mr. Richards will receive an annual incentive bonus of up to 100% of his base salary, to be determined according to performance criteria established by the Board or its Compensation Committee, as well as an automobile allowance, Company-provided term insurance in a minimum face amount of $1,000,000, and other benefits.

         The agreement also provides for the grant, pursuant to the Option Plan, of options to purchase 150,000 common shares, vesting at the rate of 50,000 shares per employment year during the term, with exercise prices ranging from $6.94 per share to $12.00 per share. The agreement provides that, in the event that Mr. Richards' employment is terminated other than for good cause (as defined in the agreement), or is constructively terminated, the Company will continue his base salary and health insurance coverage for a period of 18 months after termination and pay any earned but unpaid incentive bonus, and that the options granted pursuant to the agreement will become immediately exercisable. For purposes of the agreement, a constructive termination is defined as removal of Mr. Richards as President, Chief

Executive Officer or a Director of the Company, or a substantial change in his duties or reporting responsibility to the Board. In the event of a "Change of Control" (as defined in the Agreement), Mr. Richards may voluntarily terminate his employment at any time within one year thereafter, if (i) he determines in good faith that as a result of the Change of Control he can no longer adequately exercise the authority, powers, functions or duties of a chief executive officer, or can no longer perform such duties by reason of a substantial diminution in his responsibilities, status, perquisites or position, or (ii) the Company materially breaches or fails to assume any material obligation under the agreement. In the event of such termination, the Company will pay Mr. Richards 18 months of base salary in a lump sum, reimbursement of any previously unreimbursed business expenses, and an amount equal to the greater of (A) the full incentive bonus for which he could receive under any bonus criteria established by the Board of Directors for the employment year in which termination occurs (regardless of whether such criteria are actually satisfied), or (B) the incentive bonus actually paid to him during the previous employment year. In addition, the Company must continue his health insurance benefits for a period of 18 months, and the options granted pursuant to the agreement will become immediately exercisable. The foregoing obligations of the Company also apply in the event that Mr. Richards' employment is terminated by the Company other than for cause within one (1) year following a Change of Control.

         In the event of Mr. Richards' death during the employment term, in addition to the payment of salary and bonus earned to the date of death, and the immediate exercisability of stock options, the agreement provides that the Company will purchase from his estate of up to $2 million in market value of common shares of the Company owned by Mr. Richards on the date of death. The agreement requires the Company to purchase and pay the premiums on a policy of key man life insurance sufficient to fund such obligation. Finally, the agreement imposes confidentiality and noncompetition obligations on Mr. Richards, and requires that he assign to the Company any intellectual property (inventions, trade secrets, works of authorship, and the like) created by him during his employment which is useful in the Company's business.

REPORT ON 1997 EXECUTIVE COMPENSATION

           The Company's compensation policies have been designed to attract, retain and motivate the executive talent required to achieve the Company's business objectives and to increase shareholder value. Prior to 1997, the executive compensation policies and decisions were made by the entire Board of Directors. During 1997, executive compensation and stock option awards have been determined by a Compensation Committee (the "Committee"), which currently consists of Messrs. Blue, Petitti and Massey. The Committee plans to annually review the competitiveness of the Company's executive compensation programs.

         During 1997, the Committee and the Board approved a 3-year employment contract with Mr. Richards, providing for base salary, incentive bonus, stock options and other benefits. The Committee and the Board in 1997 approved a $50,000 cash bonus to Mr. Richards based upon his individual performance during the year ended 1996, including his efforts toward increasing the Company's revenues, the successful completion of the Merger, and the Company's successful transition to becoming an SEC-reporting company listed on a national securities exchange. Mr. Richards did not participate in any Board deliberations concerning his compensation or employment contract.

         The Company's compensation for executive officers consists of a base salary, a benefits package, cash bonus and long-term incentives, which have historically been in the form of stock options. Base salary adjustments are made after reviewing previous levels of base salary, perceived level of individual performance, and overall performance of the Company. No specific weight is given to any of these factors, because each factor is considered significant and the relevance of each varies depending upon the officer's responsibilities. The annual cash bonus and stock options are variable, may fluctuate significantly from year to year, and are based upon the Committee's assessment of Company and individual performance, rather than a specific formula. The Company believes that making stock options a significant portion of the total compensation package serves to align the economic interests of the executive with those of the Company and its shareholders.

         Compensation Committee: Cecil J. Petitti, Michael S. Blue, M.D., Robert J. Massey.

                  OWNERSHIP OF COMMON SHARES BY MANAGEMENT AND
            PRINCIPAL SHAREHOLDERS SECURITY  OWNERSHIP BY MANAGEMENT

         The following table sets forth information regarding beneficial ownership of the Company's Common Shares by each director, the Company's executive officers named in the Summary Compensation Table, and the directors and executive officers of the Company as a group as of March 31, 1998:

                                                                           SHARES BENEFICIALLY OWNED (1)
                                                                 ---------------------------------------------------

                  NAME OF BENEFICIAL OWNER                              NUMBER                     PERCENT
-------------------------------------------------------------    ----------------------    -------------------------
David J. Richards(2)                                                         1,181,702                        10.02

John P. Kennedy(3)                                                             702,190                         5.96

S. Trevor Ferger(4)                                                            299,992                         2.54

Cecil J. Petitti(5)                                                            166,643                         1.41

Michael S. Blue(6)                                                             293,384                         2.49

Robert J. Massey(7)                                                             48,922                            *

James F. Zid                                                                     3,800                            *

Kenneth B. Leachman(8)                                                          14,500                            *

William J. Kelly, Jr.                                                            4,000                            *


All directors and executive officers as a group
   (9 persons)                                                               2,274,789                         23.1

----------------------
* Represents beneficial ownership of less than 1% of the Company's outstanding Common Shares.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power or as to which the person has the right to acquire the beneficial ownership within 60 days of March 31, 1998. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) Includes 337,020 shares which may be purchased under stock options exercisable within 60 days of March 31, 1998.

(3) Includes 51,000 shares which may be purchased under stock option exercisable within 60 days of March 31, 1998.

(4) Includes 16,667 shares which may be purchased under stock options exercisable within 60 days of March 31, 1998.

(5) Includes 16,667 shares which may be purchased under stock options exercisable within 60 days of March 31, 1998.

(6) Includes 6,667 shares which may be purchased under stock options exercisable within 60 days of March 31, 1998.

(7) Includes 8,333 shares which may be purchased under stock options exercisable within 60 days of March 31, 1998.

(8) Includes 12,500 shares which may be purchased under stock options exercisable within 60 days of March 31, 1998.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS

       The following table sets forth information as of March 31, 1998 relating to the beneficial ownership of Common Shares by each person known by the Company to own beneficially more than 5% of the outstanding Common Shares.


                                                                        SHARES BENEFICIALLY OWNED (1)
                                                          ----------------------------------------------------------

              NAME OF BENEFICIAL OWNER                             NUMBER                         PERCENT
------------------------------------------------------    --------------------------     ---------------------------
David J. Richards(2)                                                      1,181,702                           10.02

John P. Kennedy(3)                                                          702,190                            5.96

Rodney M. Kinsey(4)                                                         617,085                            5.23

Carl Genberg(5)                                                             767,232                            6.51

----------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power or as to which the person has the right to acquire the beneficial ownership within 60 days of March 31, 1998. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) Includes 337,020 shares which may be purchased under stock options exercisable within 60 days of March 31, 1998. Mr. Richards' address is 6189 Memorial Drive, Dublin, Ohio 43017.

(3) Includes 51,000 shares which may be purchased under stock option exercisable within 60 days of March 31, 1998. Mr. Kennedy's address is 6189 Memorial Drive, Dublin, Ohio 43017.

(4) Includes 494,385 held of record by Mr. Kinsey, 80,331 shares held by Mr. Kinsey's wife, and 35,702 shares held by his children. Mr. Kinsey resigned from the board of directors effective February 26, 1997. Mr. Kinsey's address is 8651 Gairloch Ct., Dublin, Ohio 43017. Also includes 6,667 shares which may be purchased under stock options exercisable within 60 days of March 31, 1998.

(5) Mr. Genberg's address is 101 Convention Center Drive, Suite 1001, Las Vegas, Nevada 89109.



                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                PERFORMANCE GRAPH

              COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN* AMONG
          THE COMPANY, THE AMEX MARKET VALUE INDEX, THE S&P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX AND A CERVICAL CYTOLOGY PEER GROUP INDEX

     The following Performance Graph compares the performance of the Company with that of the AMEX Market Value Index, the S&P Health Care (Medical
Products & Supplies) Index, and an index composed of a peer group of cervical cytology companies (the "Peer Group"). The Peer Group consists of Accumed, International, Inc. (ACMIC), Autocyte, Inc. (ACYT), Cytyc Corp. (CYTC), Neopath, Inc. (NPTH) and Neuromedical Systems, Inc. (NSIX). The comparison of the cumulative total return to shareholders for each of the periods assumes that $100 was invested on May 12, 1994 in the Company's Common Shares, and in the AMEX Market Value Index, the S&P Health Care (Medical Products & Supplies) Index and the Peer Group, and that all dividends were reinvested.

                                   5/12/94        12/31/94          12/31/95         12/31/96       12/31/197
NETMED, INC.                         100              93               357             227             64

PEER GROUP                           100             100               100              73             43

AMEX MARKET VALUE                    100              99               125             133            161

S & P HEALTH CARE                    100             125               211             243            302
 (MEDICAL PRODUCTS & SUPPLIES)

              Certain Relationships and Related Party Transactions

         On December 16, 1996, the Company completed a merger with Cytology Indiana, Inc., Indiana Cytology Review Company, ER Group, Inc., CCWP Partners, Inc., and Carolina Cytology, Inc. (the "Predecessor Companies"), which had held the rights to market the Papnet Testing System in the states of Missouri, Georgia and North Carolina. The Company was the surviving corporation in the Merger. Upon completion of the Merger, the Company changed its name from Papnet of Ohio, Inc. to NetMed, Inc.

         The Company entered into a loan agreement, dated March 14, 1996 with Cytology West, Inc. ("CWI") and Papnet Utah, Inc. ("PUI"). CWI is licensed to sell the Papnet(R) Testing System and the Papnet(R) service in Arizona, Nevada and San Diego County California. PUI is licensed to sell Papnet(R) Testing System and the Papnet(R) Service in Utah. Carl Genberg, President of CWI, owns 767,232 shares of the Company's common stock. CWI and PUI were originally to have been parties to a merger with the Company and the Predecessor Companies, but that transaction was abandoned by the parties. CWI and PUI abandoned the transaction in order to pursue other technologies that the Company and the Predecessor Companies were not ready to pursue without assurances of the ability to obtain the financing necessary to commercialize them. The Company loaned to CWI $130,143 to cover certain operating expenses, and expenses associated with the abandoned merger and the acquisition of new technology. In April 1997 CWI surrendered 16,331 Common Shares to the Company in satisfaction of the loan.

         In September 1997, the Company entered into a net lease with Muirfield Square, Ltd. for 4,900 square feet of office space in which the Company's principal offices are located. The lease term is for 5 years at an annual rent of $53,900 for the first year, escalating annually at the rate of 3% over the term, and renewable for an additional 5-year term at an annual net rental of $60,660. Messrs. Richards, Ferger, and Massey own a majority of the membership interests in Muirfield Square, Ltd. The Company believes that the lease is on terms at least as favorable to the Company as available for office space of a similar size and quality in the locality.

         In January, 1998, the Company entered into a consulting arrangement with Ferger & Associates ("Consultant"), a company controlled by Mr. Ferger, under which the Consultant will assist the Company in its marketing and sales activities, including management of the sales force. Under this arrangement, the Company has agreed to pay the Consultant $100,000 annually, in monthly installments, plus reimbursement of reasonable expenses. The term of the arrangement is three years, but following the first year it is cancellable by either party on sixty days prior written notice.


                         Independent Public Accountants

         The Board of Directors has appointed Ernst & Young LLP, independent public accountants, as auditors for the Company for fiscal 1998. Ernst & Young LLP has served as the independent public accountants for the Company since 1996. The Board of Directors believes that the reappointment of Ernst & Young LLP for fiscal 1998, is appropriate because of the firm's reputation, qualifications, and experience. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

                                  Annual Report

         The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997, containing financial statements for such year and the signed opinion of Ernst & Young LLP, independent auditors, with respect to such financial statements, is being sent to shareholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material, and management does not intend to ask, suggest or solicit any action from the shareholders with respect to such report.

         A COPY OF THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDED
DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST TO: KENNETH B. LEACHMAN, VICE PRESIDENT - FINANCE, NETMED, INC., 6189 MEMORIAL DRIVE, DUBLIN, OHIO 43017.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who are beneficial owners of more than ten percent of the Company's Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it and written representations from reporting persons, the Company believes that all filing requirements applicable to its reporting persons were complied with during 1997.


                         COST OF SOLICITATION OF PROXIES

         The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so.

                PROPOSALS BY SHAREHOLDERS FOR 1998 ANNUAL MEETING

         If any shareholder of the Company wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Company to be held in 1999, the proposal must be received by the Secretary of the Company at the principal executive offices of the Company, 6189 Memorial Drive, Dublin, Ohio 43017, prior to the close of business on December 31, 1998. Any proposal submitted after that date may be omitted by the Company from the Proxy Statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

         All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company, Attention: Kenneth B. Leachman, or in person at the meeting, without affecting any vote previously taken.


                                           By Order of the Board of Directors,

                                           David J. Richards
                                           President and Chief Executive Officer

                                   NETMED, INC.
                                6189 Memorial Drive
                                Dublin, Ohio 43017

                     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 18, 1998

      The undersigned hereby appoints DAVID J. RICHARDS and KENNETH B. LEACHMAN, or either of them, my attorneys and proxies, with full power of substitution, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of NetMed, Inc. to be held on May 18, 1998 and at any adjournment thereof, with all of the powers I would have if personally present, for the following purposes:

   1. The election of Class II directors

            [ ] FOR all nominees listed below     [ ] WITHHOLD AUTHORITY to vote
                                                      for nominees listed below
            (except as marked to the contrary).

      INSTRUCTIONS: Do not check "WITHHOLD AUTHORITY" to vote for only certain individual nominees. To withhold authority to vote for any individual nominee, strike a line through the nominee's name below and check "FOR").

              James F. Zid     Robert J. Massey     Susan M. O'Toole

   2. Ratification of the selection of Ernst & Young LLP as auditors for the current fiscal year.

                   [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

   3. To transact such other business as may properly come before the meeting and any adjournment thereof. This proxy, when executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR proposals 1, and 2.

                    (Continued and to be signed on other side)

                          (Continued from other side)

          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 15, 1998, the Proxy Statement furnished therewith, and the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1997. Any proxy heretofore given to vote said shares is hereby revoked.

                                          Dated:

                                          ________________________________, 1998

                                          ________________________________
                                                     (Signature)

                                          ________________________________
                                                     (Signature)

                                          Signature(s) must agree with the
                                          name(s) printed on this Proxy.
                                          If shares are registered in two
                                          names, both shareholders should
                                          sign this Proxy.

         PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE